Exhibit 10.9
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            Employment Letter with Joseph Welfeld dated April 2, 2004




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                                                                  [Logo omitted]
                                                                       Netfabric
                                                                 67 Federal Road
                                                           Building A, Suite 300
                                                                      Brookfield
                                                                        CT 06804

                                                                  April 2nd 2004

Joe Welfeld
110 Walnut Hill Rd
Bethel, CT 06801-1232

Dear Joe,

I would like to offer you the position as Senior Software Engineer. The compensation will be an annual salary of $110K plus an attractive stock option that will be determined at the next company board meeting. This will be detailed, together with the stock option plan itself, in a separate letter. Netfabric initially offers 12 days paid vacation (accrued at the rate of 1 day per month) in addition to public holidays. We have a quote on suitable health plan at $1330.59 per month, we would be prepared to pay $1000 per month you would be required to pay the remainder.

Joe you join the company at an exciting time. We believe the company is well position to capitalize on the rapidly growing Voice over IP (VoIP) market place and are confident that your contributions to the company will be substantial. I would appreciate your response to this offer within the next week.


Yours truly,



Jeff Robinson
President